Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Reports Sharply Higher Earnings, Increased Sales
RV chassis and emergency vehicle maker said net earnings grew 134% over last year

CHARLOTTE, Michigan, August 1, 2002 -- Boosted by operating improvements and continued strength in its motorhome and emergency-rescue markets, Spartan Motors, Inc. (Nasdaq: SPAR) today posted improved sales and sharply higher net earnings for the second quarter ended June 30, 2002.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles reported net earnings of $3.0 million, or $0.25 per diluted share, on net sales of $65.3 million in the second quarter of 2002, compared with net earnings of $1.3 million, or $0.12 per diluted share, on net sales of $58.5 million in last year's second quarter. The 2002 results include a one-time gain of $302,000, or $0.02 per diluted share, related to the Company's discontinued school bus operation. The 2002 results also reflect a 14.8 percent increase in weighted average diluted shares versus the prior-year second quarter, reflecting the issuance of an additional 1.1 million shares for the exercise of options by associates over the past year.

"I am very pleased with our results," said John Sztykiel, chief executive officer of Spartan Motors. "We are moving forward with a simple, focused plan to become the most-desired brand in each of our markets, and to improve our operational excellence. It is imperative our customers view their experience with Spartan as special, from product performance to after-the-sale support. It is the executionexecution of this plan that has produced excellent results, and has put Spartan Motors in a strong position as we look to the future."

Sztykiel continued: "Sales of our emergency-rescue vehicles were solid, and RV chassis sales were exceptionally strong in the second quarter. As we look to the balance of 2002, we are optimistic. We will continue to focus on generating income and building Spartan's long-term value regardless of short-term changes in the economy and these markets. We are confident that our core markets will grow over the long-term, given demographic trends and municipal needs in emergency-rescue. Spartan aims to outpace the growth in these markets and build our market share by developing custom vehicles that offer the best ride and handling, as well as the most innovative features."

Operating Highlights
Spartan Motors said net earnings increased 133.6 percent versus the year-ago second quarter, reflecting the Company's continued focus on operating improvements and an 11.6 percent increase in net sales. Spartan attributed the sales improvement primarily to a double-digit increase in shipments of motorhome chassis, as well as strong sales of the Company's emergency-rescue vehicles.

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SPARTAN MOTORS / Page 2

Gross profit increased 29.0 percent to $11.6 million in the 2002 second quarter, reflecting increased sales of highline motorhome chassis, increased manufacturing productivity and lower warranty costs. Gross profit margin increased 240 basis points to 17.8 percent in the second quarter of 2002, versus 15.4 percent in 2001.

Operating income increased 71.3 percent over last year's second quarter, reflecting improved gross profit and a continued focus on managing expenses. As a percentage of sales, operating expenses remained flat versus the year-ago second quarter despite increased investment in R&D, as well as higher insurance costs and variable expenses related to compensation. Spartan also reported that interest expense decreased 64.3 percent versus the prior-year second quarter, due primarily to the Company's efforts to reduce long-term debt and bolster its balance sheet.

"We continue to make progress in our operations, but believe there is still ample opportunity to improve quality, manage inventory and reduce the time required to build our products," Sztykiel said. "Our organizational changes over the past year -- including the recent hiring of Jim Knapp as CFO, Rich Schalter's appointment as president of Spartan Motors Chassis and the changes in management at our EVTeam subsidiaries -- have provided us with significant leadership and expertise to further improve our operations going forward.

"Additionally, we have increased our investment in product engineering in order to accelerate the pace of innovation at Spartan Motors," Sztykiel said. "For the past 24 months, many of our engineering resources have been focused on improving quality and making our products easier to assemble. Moving forward, we will assign additional engineering resources and financial resources on developing innovative new products and features that satisfy our customers' hidden needs."

Subsidiary Highlights/Outlook
Spartan Motors said revenues from custom motorhome chassis increased 44.7 percent versus last year's second quarter, reflecting strong overall growth in the Class "A" segment of the RV industry. Sales of highline custom motorhome chassis were up 204.0 percent versus last year's second quarter, and the number of total units sold increased 35.4 percent, contributing to the rise in RV-related revenues. The Company also said it increased its investment in R&D over the prior-year quarter.

"We continue to outpace the overall RV industry by ensuring that the Spartan experience is exceptional," Sztykiel said. "We are increasing our focus on delivering product performance that excites the end user and 'Customer First' service that strengthens loyalty to our brand."

Spartan Motors also reported improved performance at its EVTeam unit, which manufactures fire trucks, ambulances and other emergency vehicles. Operating income improved 30.3 percent on a modest sales increase at the EVTeam, reflecting operating improvements and a change in the product mix sold versus the year-ago second quarter.

"Our EVTeam companies have been working to develop new custom products that meet the changing needs of the fire, ambulance and emergency-rescue markets," Sztykiel said. "Luverne's Dakota TSS continues to win market share by offering a durable tubular stainless steel body at the same price as extruded aluminum.

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SPARTAN MOTORS / Page 3

"Likewise, Road Rescue's new multi-plexed electrical control system--the Smart Panel--is getting good reviews from customers because it's user-friendly and reliable. We will continue to introduce new products and features in the next few quarters as we address the gaps in the emergency-rescue market."

Spartan said sales of its fire truck chassis surpassed the levels of the past three consecutive quarters, but did not match last year's exceptionally strong second quarter. Spartan said it continues to expand sales of fire truck chassis to independent original equipment manufacturers (OEMs), and that new products such as its Gladiator Evolution are helping spur additional interest. Introduced in April 2002, the Evolution offers increased cab space, improved engine performance and a molded composite front end that can be customized to OEM specifications to give it a "one-of-a-kind" look.

Spartan Motors said consolidated backlog grew for the third consecutive quarter. Backlog increased $1.9 million over the first quarter of 2002, reaching $82.7 million as of June 30, 2002.

Spartan Profit And Return (SPAR)
The Company generated $7.1 million in cash flow from continuing operations through the first six months of 2002, reflecting increased execution of the Company's economic value-added financial model: Spartan Profit And Return (SPAR). Increased quality and improved inventory management helped Spartan Motors reduce working capital, despite significantly higher sales levels through the first half of 2002. On a consolidated basis, Spartan posted a return on invested capital of 21.8 percent in the quarter and 24.3 percent through the first half of 2002.

"SPAR is an exceptional tool to help Spartan's associates increase cash flow and improve profitability," said Jim Knapp, chief financial officer. "We have seen impressive initial results from SPAR at the subsidiaries where it has been put in place, and we will continue to implement the system at our subsidiaries throughout the rest of the year. Moving forward, all Spartan associates will use SPAR to seek out ways to do more with less while continuing to deliver excellent, high-quality products."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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Spartan Motors, Inc. and Subsidiaries Consolidated Income Statements Three Months Ended June 30, 2002 and 2001

	June 30, 2001		June 30, 2002
	$-000%		$-000%

Sales	58,520		65,315
Cost of Sales	49,502		53,678

Gross Profit	9,018	15.4	11,637	17.8

Operating Expenses:
Research and Development	1,525	2.6	1,727	2.6
Selling, General and Administrative	4,863	8.3	5,406	8.3
Total Operating Expenses	6,388	10.9	7,133	10.9

Operating Income	2,630	4.5	4,504	6.9

Other Income (Expense):
Interest Expense	(347)	(0.6)	(124)	(0.2)
Interest and Other Income	77	0.1	107	0.2
Total Other Income (Expense)	(270)	(0.5)	(17)	0.0

Earnings before Equity Investment and Taxes	2,360	4.0	4,487	6.9

Taxes	1,062	1.8	1,757	2.7

Net Earnings from Continuing Ops.	1,298	2.2	2,730	4.2

Discontinued Operations:
Gain on Closure-Carpenter	--	0.0	302	0.5

Net Earnings	1,298	2.2	3,032	4.2

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.12	0.24
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	--	0.03
Basic Net Earnings per Share	0.12	0.27

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.12	0.23
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	--	0.02
Diluted Net Earnings per Share	0.12	0.25

Basic Weighted Average Common Shares Outstanding	10,518	11,438

Diluted Weighted Average Common Shares Outstanding	10,527	12,070

Spartan Motors, Inc. and Subsidiaries Consolidated Income Statements Six Months Ended June 30, 2002 and 2001

	June 30, 2001		June 30, 2002
	$-000%		$-000%

Sales	117,178		132,034
Cost of Sales	99,031		108,172

Gross Profit	18,147	15.5	23,862	18.1

Operating Expenses:
Research and Development	3,121	2.7	3,655	2.8
Selling, General and Administrative	9,292	7.9	10,863	8.2
Total Operating Expenses	12,413	10.6	14,518	11.0

Operating Income	5,734	4.9	9,344	7.1

Other Income (Expense):
Interest Expense	(874)	(0.7)	(215)	(0.2)
Interest and Other Income	182	0.1	52	0.1
Total Other Income (Expense)	(692)	(0.6)	(163)	(0.1)

Earnings before Equity Investment and Taxes	5,042	4.3	9,181	7.0

Taxes	2,276	1.9	3,212	2.4

Net Earnings from Continuing Ops.	2,766	2.4	5,969	4.5

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	--	0.0	378	0.3

Net Earnings	2,766	2.4	6,347	4.6

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.26	0.53
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	--	0.04
Basic Net Earnings per Share	0.26	0.57

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.26	0.51
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	--	0.03
Diluted Net Earnings per Share	0.26	0.54

Basic Weighted Average Common Shares Outstanding	10,518	11,199

Diluted Weighted Average Common Shares Outstanding	10,525	11,685